COMPASS, INC.
INSIDER TRADING POLICY
(amended and restated as of August 5, 2024)
A. PURPOSE
Compass, Inc. (the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. Accordingly, our Board of Directors (“Board”) has adopted this Insider Trading Policy (“Policy”) to promote compliance with insider trading laws.
Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) about a company trades securities in that company on the basis of that information or discloses MNPI to someone else who trades on the basis of that information.
If you are considering trading our stock or other securities, please keep these three key points in mind:
●Never buy or sell our securities based on MNPI;
●Keep all MNPI confidential, including from your family and friends; and
●When in doubt about whether you have MNPI, ask Compass Legal before trading.
You are responsible for understanding and following this Policy and for the consequences of any actions you may take. Our General Counsel will assist with implementing, interpreting and enforcing this Policy, pre-clearing trading activities of certain people, and pre-approving any Rule 10b5-1 Plans (plans that permit insiders to sell Company securities on a pre-determined schedule that the insider does not control, discussed more fully later in this Policy).
B. PERSONS COVERED BY THIS POLICY
This Policy applies to our employees (including part-time and temporary employees), Board members, contractors (other than agents), and consultants, as well as to their immediate family members, people sharing their households (other than tenants or employees) and anyone subject to their influence or control. It applies as well to entities such as venture capital funds, partnerships, trusts and corporations which are associated or affiliated with our employees and Board members. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes any person (other than a tenant or employee) sharing the household of that person. We will refer to all of these individuals and entities to whom this Policy applies collectively as “Covered Persons.”
Additional trading restrictions in this Policy apply to our directors and certain of our officers (“Section 16 Officers”) and to additional Senior Employees (as defined below), who are not Section 16 Officers but who have regular access to MNPI in the normal course of their job.
If you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade our securities until that MNPI has become public or is no longer material, including, but not limited to, unreleased financial results. Additionally, our directors, Section 16
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Officers and Senior Employees whose employment terminates when a Trading Window is closed may not trade our securities until the next Trading Window has opened.
The Company will not trade in Company securities in violation of applicable securities laws or stock exchange listing standards.
C. WHAT THIS POLICY COVERS
The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI or disclosing MNPI to someone else who trades on the basis of that information.
“Material information” is information about our company that a reasonable stockholder would consider important in making a decision to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business. Examples of material information may include:
● historical or forecasted revenues, earnings or other financial results;
●market share data;
●significant new products or services or other product developments;
●significant new contracts or partners or the loss of a significant contract or partner;
●significant developments regarding the Company’s technology or business operations;
●significant agents or brokerages joining or departing the Company;
●internal restructurings;
●possible mergers or acquisitions or dispositions of significant subsidiaries or assets;
●major new litigation or regulatory inquiries or developments in existing litigation or inquiries;
●significant cybersecurity incidents or data breaches;
●significant developments in borrowings, or financings or capital investments;
●significant changes in financial condition or asset value or liquidity issues;
●changes in our Board or senior management;
● significant changes in corporate strategy;
●changes in accounting methods and write-offs; and
●stock offerings, stock splits or changes in dividend policy.
This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.
“Nonpublic” means that the confidential information has not yet been shared broadly outside the Company. Please remember as well that we may possess confidential information relating to or belonging to our customers, partners or other third parties and that it is equally important that we treat this information with the same care with which we treat our own information. If you are not sure whether information is considered public, you should either consult with our General Counsel or assume that the information is nonpublic and treat it as confidential.
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This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock, convertible notes, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options.
If you learn MNPI about another company (including our strategic partners, competitors or vendors), or you learn about a potential transaction involving us and another company (such as an acquisition, merger or joint venture), you may not trade in such other company’s securities until such information has been made public or is no longer material.
D. PROHIBITED ACTIVITIES AND OTHER RESTRICTIONS
The below is a list of prohibited activities and restrictions under this Policy:
1. Covered Persons shall not:
a.Trade our securities while in possession of any MNPI (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). Agents may also not trade on the basis of MNPI.
b.Trade our securities (a) outside of a Trading Window or (b) during a Blackout Period designated by our General Counsel (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). See the definition of “Trading Window” and “Blackout Period” below.
c.Unless approved in advance by our General Counsel, make a gift, charitable contribution or other transfer without consideration, of our securities outside of a Trading Window or during a Blackout Period to which you are subject other than bona fide gifts for estate planning and similar purposes to a Covered Person subject to this policy who will not trade during a Blackout Period.
d.Share MNPI with any outside person, unless required by your job and such person is under NDA, or as authorized by our General Counsel.
e.Give investment advice about the Company.
f.Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market.
g.Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock.
h.Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.”
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i.Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our General Counsel and in accordance with any applicable policy or guidelines of the Company regarding pledging.
j.Distribute our securities to limited partners, general partners or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next open Trading Window.
k.Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company.
2.Additional Restrictions Applicable to Our Directors, Section 16 Officers and Senior Employees
a.10b5-1 Plans. Section 16 Officers may not trade in our securities other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy. Our directors and other employees as may be designated by the General Counsel from time to time (together with Section 16 Officers, “10b5-1 Plan Individuals”) are permitted to, and in some circumstances, may be required by the General Counsel to only, trade in our securities pursuant to a 10b5-1 Plan entered into in accordance with this Policy. 10b5-1 Plan Individuals may make a gift, charitable contribution or other transfer without consideration outside of a 10b5-1 Plan so long as such transfer is approved in advance by our General Counsel.
b.Pre-clearance. Our directors and employees serving at the Vice President level or above (classified as IC8/M8 or above) and other employees as may be designated by the General Counsel from time to time (“Senior Employees”), other than Section 16 Officers who are instead subject to Section D.(2)(a) (above), must pre-clear their trades with the General Counsel before executing any transactions in Compass stock, including purchases and sales of Compass stock in a Trading Window and gifts, charitable contributions or other transfers without consideration.
i.Pre-clearance must be requested at least 24 hours in advance of a proposed trade and will be valid for 48 hours after receipt. If a director or a Senior Employee comes into possession of MNPI once pre-clearance has been received, such pre-clearance will be void.
3.Exceptions to Prohibited Activities
The trading restrictions of this Policy do not apply to the following:
a.401(k) Plan. Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes in your investment election regarding the Company’s securities are subject to trading restrictions under this Policy.
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b.ESPP. Purchasing our stock through periodic, automatic payroll contributions under our Employee Stock Purchase Plan. Employees, other than 10b5-1 Plan Individuals or Senior Employees, may make changes in elections under the ESPP outside of a Trading Window or during a Blackout Period. 10b5-1 Plan Individuals or Senior Employees may not make any increase or decrease in their elections under, or withdraw from, the ESPP outside a Trading Window or during a Blackout Period. Moreover, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy.

c.Options.
i.Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plan and that does not involve a sale of shares in the open market.
ii.Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net settlement arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market.
iii.However, the sale of any shares issued on the exercise of Company-granted stock options, as well as any cashless exercise of Company-granted stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales”) are subject to trading restrictions under this Policy.
d. RSUs. The settlement of RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs.
e.Other Restrictions. The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow. You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on short swing trading by our directors and Section 16 Officers, compliance with Rule 144 under the Securities Act of 1933, as amended, and others). Any Covered Person who is uncertain whether other prohibitions or restrictions apply should ask our General Counsel.
E. WHEN TRADING IS ALLOWED
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To promote compliance with insider trading laws, we have designated periods where Covered Persons can trade in our securities, which are described below:
1.Trading Windows and Blackout Periods
a.Designated Trading Windows. Covered Persons are allowed to trade our securities only during a “Trading Window”, which opens after the close of trading on the next full trading day following the widespread public release of our quarterly or year-end operating results, and closes at the close of trading on the fifteenth calendar day of the third month of the then-current quarter. For example, if we publicly announce our quarterly financial results after close of trading on a Monday (or before trading begins on a Tuesday), then the first time a Covered Person can trade our securities is after the close of market on Tuesday (effectively at the opening of the market on Wednesday for regular trading). However, if we announce quarterly financial results after trading begins on that Tuesday, then the first time the Covered Person can trade is after the close of market on Wednesday (effectively at the opening of the market on Thursday for regular trading).
b.Even During a Trading Window, You Are Not Allowed To Trade While in Possession of MNPI. Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time. A Covered Person who possesses MNPI during a Trading Window may only trade our securities after the close of trading on the next full trading day following our widespread public release of that MNPI.
c.You Cannot Trade During a Blackout Period. Even during a Trading Window, our General Counsel, at his or her discretion, may designate special trading “Blackout Periods” that apply to specific individuals or groups of people (including all Covered Persons) for as long as our General Counsel determines. No Covered Person may trade our securities during any such Blackout Period. Additionally, no Covered Person may tell anyone that a special Blackout Period has been designated or that one previously was in place because that also is confidential information that cannot be disclosed internally or externally.
2.Permitted Trades Under 10b5-1 Plans
We allow Covered Persons to trade in our securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period only pursuant to a “10b5-1 Plan.”
a.What Is a 10b5-1 Plan? A 10b5-1 Plan is a written plan for selling or purchasing a predetermined number of shares that is entered into while a Covered Person is not in possession of MNPI.
b.Who Can Enter Into a 10b5-1 Plan? Our directors, Section 16 Officers, and other employees designated by the General Counsel can enter into a 10b5-1 Plan. Because Section 16 Officers are more likely than other Covered Persons to have
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access to MNPI, we require our Section 16 Officers to trade pursuant to a 10b5-1 Plan only (except as set forth under Section D.2).
c.How Do I Adopt a 10b5-1 Plan? We have engaged Morgan Stanley to administer our 10b5-1 Plans and any 10b5-1 Plan that you adopt must be adopted through Morgan Stanley unless otherwise approved by our General Counsel. If you are interested in setting up a 10b5-1 Plan, you should consult with our General Counsel and make sure that:
i.The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, and this Policy. In addition to other requirements, Rule 10b5-1 imposes certain “cooling-off” periods and requires certain representations in any 10b5-1 Plan.
ii.You have certified to our General Counsel in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted, that (a) you are not in possession of MNPI, (b) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, and (c) the 10b5-1 Plan complies with the requirements of Rule 10b5-1. This certification may be made in an email to our General Counsel. In addition, the 10b5-1 Plan must include a representation that you are (x) not aware of any MNPI and (y) adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5.
iii.The first trade under the 10b5-1 Plan does not occur until the end of the applicable “cooling off period,” which is (a) for our directors and Section 16 Officers, the later of 90 days after adoption or modification of the 10b5-1 Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the 10b5-1 Plan was adopted or modified, up to a maximum of 120 days, and (b) for persons who are not our director or a Section 16 Officer, 30 days after the adoption or modification of the 10b5-1 Plan.
The 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period.
The approval of our General Counsel will be required before you can execute a 10b5-1 Plan. Approval of a 10b5-1 Plan by our General Counsel shall not be considered a determination by us or our General Counsel that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1. An individual may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent plans are prohibited). In addition, you must act in good faith with respect to the 10b5-1 Plan.
d.How Do I Modify a 10b5-1 Plan? Because the SEC views certain modifications of a 10b5-1 Plan to be the same as terminating an existing 10b5-1 Plan and entering into a new 10b5-1 Plan, the approval process for modifying a 10b5-1 Plan are
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similar to those for initially adopting the plan. Once you have an approved 10b5-1 Plan in place, you will need approval from our General Counsel if you want to make any changes to it. We may limit your ability to modify your 10b5-1 Plan because making frequent changes to a 10b5-1 Plan may give the appearance that you are trading on MNPI under the guise of that plan. Modifications to a 10b5-1 Plan that change the amount, price or timing of the transaction can only be made during a Trading Window and not during any Blackout Period and when you are not in possession of MNPI. Any such modifications to your 10b5-1 Plan will be subject to the same “cooling off” period, which shall begin on the date of the modification.
e.Can I Terminate a 10b5-1 Plan? Termination of a 10b5-1 Plan should occur only in unusual circumstances and our General Counsel should be given timely notice. A 10b5-1 Plan may be terminated during a Blackout Period.
F. THERE ARE SIGNIFICANT CONSEQUENCES FOR VIOLATING INSIDER TRADING LAWS
The consequences of violating the insider trading laws can be severe. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tipper, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control.
G. CONSEQUENCES OF VIOLATING THIS POLICY
We may impose discipline on anyone violating this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent to prevent any attempted trades that would violate this Policy.
H. ADMINISTRATION
The General Counsel will administer and interpret this Policy and enforce compliance as needed. The General Counsel may consult with the Company’s outside legal counsel as needed. The General Counsel may designate other individuals to perform the General Counsel’s duties under this Policy.
Neither the Company nor the General Counsel will be liable for any act made under this Policy. Neither the Company nor the General Counsel is responsible for any failure to approve a trade or for imposing any Blackout Period.
I. REPORTING VIOLATIONS
Any Covered Person who violates this Policy or any federal or state laws governing insider trading or tipping, or who knows of any such violation by any other Covered Person, must report
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the violation immediately to our General Counsel. If you want to submit a concern or complaint regarding a possible violation of this Policy anonymously, you should follow the procedures outlined in our Whistleblower Policy. Anyone who violates this Policy may be subject to disciplinary measures, which may include termination of employment.
J. CHANGES TO THIS POLICY
Our Board, through its Audit Committee, reserves the right in its sole discretion to modify or grant waivers to this Policy. Any amendments or waiver may be publicly disclosed if required by applicable laws, rules and regulations.

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